Exhibit 99.1

Media Contact(s):
Yves Dezawy
(646) 546-5151
Yves@OxySure.com
www.OxySure.com

OxySure Announces 2Q 2012 Quarterly Financial Results; Posts Significant Improvement to Bottom Line

Frisco, Texas, August 15, 2012 – OxySure® Systems, Inc. (OTCBB:OXYS) (“OxySure,” or the “Company”), the pioneering manufacturer of life-saving easy-to-use emergency oxygen solutions with its “oxygen from powder” technology today announced its results for the second quarter of 2012.  The Company reported a significant improvement to the bottom line with a lower net loss of $218,472, or $0.01 per diluted share, for 2Q 2012 as compared to $463,371, or $0.03 per diluted share, for 2Q 2011. The improvement to the bottom line was driven primarily by a decrease in expenses.

“We are pleased with our financial performance improvements during this building quarter,” said Julian T. Ross, Chairman of the Board. “Against this backdrop of solid performance, we are excited to have made significant strides towards achieving the development milestones we have targeted for the foreseeable future.”

About OxySure Systems, Inc.
OxySure Systems, Inc. is a Frisco, Texas-based medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure’s products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other “Immediately Dangerous to Life or Health” (IDLH) environments. www.OxySure.com

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.